Exhibit No. 21.1 TEXAS PACIFIC LAND CORPORATION List of Subsidiaries Entity Jurisdiction Texas Pacific Resources LLC Texas Texas Pacific Water Resources LLC Texas Transmissive Water Services LLC (under Texas Pacific Water Resources LLC) Texas TPL Holdings LLC Texas Texas Eagle Ranches, LLC Texas Texas Pacific Royalty Acquisitions, LLC Texas Riverton Holdings, LLC Texas